Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:
Raphael Gross
203-682-8253
ir@cariboucoffee.com

CARIBOU COFFEE REPORTS THIRD QUARTER 2010 RESULTS
MINNEAPOLIS, MINNESOTA, November 11, 2010. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the third quarter of 2010 (thirteen weeks ended October 3, 2010).
HIGHLIGHTS FOR THE THIRD QUARTER OF 2010 INCLUDE:
•	Consolidated sales increased 11.8% compared to the same period in 2009

•	Comparable coffeehouse store sales increased 4.4%

•	Commercial and Franchise sales increased 64.0% compared to the third quarter of 2009

•	Net income attributable to Caribou Coffee Company, Inc. was $1.6 million compared to net income of $0.7 million for the same period in 2009

•	Earnings per share of $0.08 compared to $0.03 per share in the third quarter of 2009
Michael Tattersfield, the Company’s President and CEO commented, “Our third quarter results demonstrated successful execution across our three business lines as we delivered on our commitment to providing our shareholders with profitable growth. In addition to the continued momentum we experienced in our comparable coffeehouse sales, our commercial and franchise sales generated an exceptionally strong performance, reflecting increased traction in our consumer packaged goods business. With our success to date and long-term strategic growth initiatives in place, we are well on our way to building the Caribou brand through a disciplined multi-channel growth strategy.”

THIRD QUARTER 2010 RESULTS
Net sales of $70.2 million for the quarter increased $7.5 million, or 11.8%, from $62.7 million for the comparable quarter of 2009.
•	Coffeehouse sales were $56.6 million in the third quarter 2010, an increase of 3.9% as compared with $54.5 million in the third quarter of 2009. The increase reflects a 4.4% increase in comparable coffeehouse sales in the third quarter of 2010 as compared with the same period in fiscal 2009. The increase in comparable coffeehouse sales was driven by increased traffic in our coffeehouses and a higher average guest check, primarily due to higher food sales, attributable to the launch of hot cereal in all of our coffeehouses at the beginning of the year and the phased rollout of breakfast sandwiches during the quarter which are now in 200 of our coffeehouses.

•	Commercial sales were $11.3 million in the third quarter of 2010, an increase of 71.6% as compared with $6.6 million in the third quarter of 2009. We periodically align our inventory weeks of supply on hand across our various coffee blends. We took advantage of the 13-year highs in the coffee commodity market and sold $2.0 million of raw coffee beans for blends no longer needed. The remaining increase was primarily due to continued sales growth within our consumer packaged goods business.

•	Franchise sales were $2.3 million in the third quarter of 2010, an increase of 34.6% as compared with $1.7 million in the third quarter of 2009.
Cost of sales and related occupancy costs in the third quarter of 2010 were $32.7 million, an increase of $4.9 million or 17.4% compared to the third quarter of 2009. This increase was primarily related to our sales increase for the quarter. As a percentage of revenue, cost of sales were 46.6% in the third quarter of 2010 versus 44.4% in the third quarter of 2009. This increase as a percentage of sales was due to an overall mix change with a higher percentage of sales coming from the commercial and franchise segments.
Operating expenses in the third quarter of 2010 were $25.1 million, an increase of $0.7 million or 2.9% compared to $24.4 million in the same period of the prior year. This increase was primarily driven by the impact of our sales growth on our variable costs. As a percentage of revenue, operating costs were 35.8%, down from 38.9% in the same period of the prior year, as we were able to gain leverage on fixed costs within these categories from our increase in sales and lower marketing spend in the quarter.
General and administrative expenses increased $1.1 million, or 17.6%, to $7.4 million in the third quarter of 2010, from $6.3 million in the third quarter of 2009. As a percentage of total net sales, general and administrative expenses increased to 10.6% in the third quarter of 2010, from 10.1% in the third quarter of 2009. This increase was due to resources added in support of key initiatives, including marketing, product management, and real estate.
Depreciation and amortization decreased $0.4 million to $3.1 million during the third quarter of 2010. Depreciation and amortization was lower in the quarter from reduced capital spending in 2009 and the first half of 2010 compared with previous years.

The Company’s net income attributable to Caribou Coffee Company, Inc. for the third quarter of 2010 was $1.6 million or $0.08 per share compared to $0.7 million or $0.03 per share for the same period in 2009.
CONFERENCE CALL
Caribou Coffee will host a conference call on November 11, 2010, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. Dial in number: 1-888-245-0962 or for international callers 1-913-312-1500. To listen to a replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 for international callers and enter pin number 5439249. The replay will be available beginning at 7:30 p.m. Eastern Time on November 11, 2010 through 11:59 p.m. on November 18, 2010. In addition, the webcast will be archived on the Company’s website.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses. As of October 3, 2010, Caribou Coffee had 410 company-owned coffeehouses and 129 franchised and licensed locations. Caribou Coffee offers its customers premium coffee and hand crafted espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and other coffee lifestyle items. In addition, Caribou Coffee sells products to grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on delivering a guest experience with a unique blend of expertise, fun and authentic human connection in a comfortable and welcoming coffeehouse environment. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

	(In thousands, except for per share amounts)
	(Unaudited)
Coffeehouse sales	$56,626	$54,479	$169,974	$162,637
Commercial and franchise sales	13,547	8,260	36,134	23,436

Total net sales	70,173	62,739	206,108	186,073
Cost of sales and related occupancy costs	32,701	27,849	94,651	81,438
Operating expenses	25,130	24,426	75,159	71,684
Depreciation and amortization	3,099	3,465	9,271	10,776
General and administrative expenses	7,421	6,313	21,563	19,708

Operating income	1,822	686	5,464	2,467
Other income (expense):
Interest income	9	10	19	17
Interest expense	(63)	(68)	(234)	(189)

Income before provision for (benefit from) income taxes	1,768	628	5,249	2,295
Provision for (benefit from) income taxes	32	(140)	(106)	(182)

Net income	1,736	768	5,355	2,477
Less: Net income attributable to noncontrolling interest	129	114	289	309

Net Income attributable to Caribou Coffee Company, Inc.	$1,607	$654	$5,066	$2,168

Basic net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.08	$0.03	$0.26	$0.11

Diluted net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.08	$0.03	$0.25	$0.11

Basic weighted average number of shares outstanding	19,610	19,470	19,599	19,418

Diluted weighted average number of shares outstanding	20,710	20,169	20,540	19,830

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 3,	January 3,
	2010	2010
	In thousands, except per share amounts
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,018	$23,578
Accounts receivable (net of allowance for doubtful accounts of $3 at October 3, 2010 and January 3, 2010)	9,130	5,887
Other receivables (net of allowance for doubtful accounts of $202 and $128 at October 3, 2010 and January 3, 2010, respectively)	1,806	1,268
Income tax receivable	102	193
Inventories	31,182	13,278
Prepaid expenses and other current assets	1,085	1,546

Total current assets	53,323	45,750
Property and equipment, net of accumulated depreciation and amortization	42,228	47,135
Restricted cash	605	605
Other assets	403	237

Total assets	$96,559	$93,727

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,350	$9,042
Accrued compensation	6,821	6,296
Accrued expenses	6,476	7,563
Deferred revenue	5,847	8,747

Total current liabilities	29,494	31,648

Asset retirement liability	1,176	1,120
Deferred rent liability	6,716	7,955
Deferred revenue	2,072	2,072
Income tax liability	2	156

Total long term liabilities	9,966	11,303

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 20,042 and 19,814 shares issued and outstanding at October 3, 2010 and January 3, 2010, respectively	200	198
Additional paid-in capital	127,964	126,770
Accumulated other comprehensive income (loss)	21	(7)
Accumulated deficit	(71,275)	(76,341)

Total Caribou Coffee Company, Inc. shareholders’ equity	56,910	50,620
Noncontrolling interest	189	156

Total equity	57,099	50,776

Total liabilities and equity	$96,559	$93,727

Coffeehouse Openings and Closings

	13 Weeks Ended		39 Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Operating Data:
Percentage change in comparable coffeehouse net sales (1)	4.4%	(0.5)%	4.8%	(3.0)%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	411	414	413	414
Coffeehouses opened during the period	0	0	0	0
Coffeehouses closed during the period	(1)	(1)	(3)	(1)

Total Company-Owned Open at Period End	410	413	410	413

Franchised:
Coffeehouses open at beginning of period	128	108	121	97
Coffeehouses opened during the period	6	4	13	18
Coffeehouses closed during the period	(5)	0	(5)	(3)

Total Franchised Open at Period End	129	112	129	112

Total coffeehouses open at end of period	539	525	539	525

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net income to EBITDA.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 3, 2010	September 27, 2009	October 3, 2010	September 27, 2009
	(In thousands)

Net income attributable to Caribou Coffee Company, Inc.	$1,607	$654	$5,066	$2,168
Interest expense	63	68	234	189
Interest income	(9)	(10)	(19)	(17)
Depreciation and amortization(1)	3,607	3,964	10,748	12,360
Provision for (benefit from) income taxes	32	(140)	(106)	(182)

EBITDA	$5,300	$4,536	$15,923	$14,518

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 207 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the third quarter of fiscal 2010. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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